Exhibit 99.1

B. Riley Financial Purchases Receivables Portfolio in Connection with Franchise Group’s
Recent Acquisition of W.S. Badcock Corporation

Acquires Badcock credit receivables portfolio from FRG in $400 million transaction

Establishes new receivables division to provide debt monetization and portfolio acquisition solutions

LOS ANGELES, December 20, 2021 – B. Riley Financial, Inc. (NASDAQ: RILY) (“B. Riley Financial” or the “Company”), a diversified provider of business advisory and financial services, today announced that its subsidiary has purchased a portfolio of performing credit receivables from W.S. Badcock Corporation (“Badcock”), a leading home furnishings company and subsidiary of Franchise Group, Inc. (NASDAQ: FRG) (“FRG”).

Under the terms of the transaction, a B. Riley Financial entity has acquired the Badcock credit receivables portfolio for an aggregate purchase price of approximately $400 million. Badcock will continue to service and administer the purchased receivables, which totaled approximately $535 million as of December 15, 2021. The Company intends to purchase additional receivables, subject to certain limitations and restrictions.

Bryant Riley, Chairman and Co-Chief Executive Officer of B. Riley Financial, said: “We expect this purchase to be accretive to our EBITDA and to provide additional cash-flow for B. Riley Financial throughout the portfolio’s lifecycle. This transaction is also a continuation of our commitment to enable FRG’s success as a leading operator in the franchising sector. Utilizing our balance sheet to support our clients has been a proven driver of our ability to deliver for our shareholders. We intend to continue to pursue acquisitions and strategic investments with attractive risk-adjusted returns as a core part of our platform strategy.”

In connection with this transaction, B. Riley Financial has established a new receivables business to provide debt monetization solutions and portfolio acquisition services for its clients. This new division utilizes the Company’s strong capital base and expert resources offered through its affiliates to preserve and maximize value for clients – including valuation services, restructuring and turnaround management, distressed debt and financial structuring. As of September 30, 2021, B. Riley Financial had in excess of $5 billion in total assets.

Several B. Riley Financial affiliates provided financial advisory services to support an expedited and efficient closing of the Badcock receivables transaction. Choate Hall & Stewart LLP served as legal counsel and Hudson Cook, LLP served as regulatory counsel to B. Riley Financial. Willkie Farr & Gallagher LLP served as legal counsel to Franchise Group.

About B. Riley Financial

B. Riley Financial provides collaborative solutions tailored to fit the capital raising and business advisory needs of its clients and partners. The Company operates through several subsidiaries that offer a diverse range of complementary end-to-end capabilities spanning investment banking and institutional brokerage, private wealth and investment management, financial consulting, corporate restructuring, operations management, risk and compliance, due diligence, forensic accounting, litigation support, appraisal and valuation, auction, and liquidation services.

Forward-Looking Statements

Statements in this press release that are not descriptions of historical facts are forward-looking statements that are based on management’s current expectations and assumptions and are subject to risks and uncertainties. If such risks or uncertainties materialize or such assumptions prove incorrect, our business, operating results, financial condition, and stock price could be materially negatively affected. You should not place undue reliance on such forward-looking statements, which are based on the information currently available to us and speak only as of the date of this press release. Such forward looking statements include, but are not limited to, statements regarding the terms and conditions, and expected results of the transaction. Factors that could cause actual results to differ include (without limitation) the risks associated with the unpredictable and ongoing impact of the COVID-19 pandemic and other risks described from time to time in B. Riley Financial, Inc.’s periodic filings with the SEC, including, without limitation, the risks described in B. Riley Financial, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2020 and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021 under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (as applicable). These factors should be considered carefully, and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and B. Riley Financial, Inc. undertakes no duty to update this information.

Contacts

Investors	Media
Mike Frank	Jo Anne McCusker
ir@brileyfin.com	press@brileyfin.com
(212) 409-2424	(646) 885-5425

# # #

Source: B. Riley Financial, Inc.

www.brileyfin.com | NASDAQ: RILY